UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
December 19, 2008
UNIFI, INC.
(Exact name of registrant as specified in its charter)

New York	1-10542	11-2165495
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7201 West Friendly Avenue
Greensboro, North Carolina 27410
(Address of principal executive offices, including zip code)
(336) 294-4410
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  REGULATION FD DISCLOSURE.
     On December 19, 2008, Unifi, Inc. (the “Registrant”) issued the press release attached hereto as Exhibit 99.1. All of the information in the press release is presented as of December 19, 2008, and the Registrant does not assume any obligation to update such information in the future.
     The information included in the preceding paragraph, as well as the exhibit referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
ITEM 8.01.  OTHER EVENTS.
     On December 19, 2008, the Registrant announced that it has closed on the sale of certain real property and related assets located in Yadkinville, N.C., for $7.0 million. The sale will result in net proceeds of $6.6 million to the Registrant and a net pre-tax gain of $5.2 million for the current quarter.
     Furthermore, the Registrant announced that $8.8 million of net cash proceeds from asset sales of collateral has become “Excess Collateral Proceeds” under the terms of the Registrant’s Indenture for its $190 million 11.5% Senior Secured Notes (“Bonds”). While there is no requirement in the Indenture to use Excess Collateral Proceeds to offer to repurchase the Bonds (at par) prior to the time the amount of Excess Collateral Proceeds reaches $10.0 million, the Registrant may elect, from time to time, to make such offers earlier, at its discretion. Additionally, the Registrant may also from time to time seek to retire or purchase a portion of the Bonds in open market purchases, in privately negotiated transactions or otherwise. Such retirement or purchases of the Bonds may come from the operating cash flows of the business or other sources and will depend upon prevailing market conditions, liquidity requirements, contractual restrictions and other factors, and the amounts involved may be material.
ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.
(d)      Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 19, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

	By:	/s/ Charles F. McCoy

Charles F. McCoy Vice President, Secretary and General Counsel

Dated: December 19, 2008

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

99.1	Press Release dated December 19, 2008.